Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch, CFO	312.595.9123

The Female Health Company
Reports Second Quarter Operating Results and Confirms Annual
Guidance

Company to Pay Quarterly Cash Dividend of $0.05 Per Share in May 2010

Highlights:
●	Unit sales up 26%, Net Revenues decrease slightly, reflecting transition to lower priced FC2
●	Gross Margin as % of net revenues expands to 58%, up from 53% in Q2 of FY2009
●	Company records net income of $1.8 million
●	Company generates $3.3 million in cash from operations in first half of FY2010

CHICAGO, May 7, 2010 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom®, today reported its operating results for the second quarter and first half of FY2010.

During the three months ended March 31, 2010, the Company’s net revenues decreased 2% to approximately $7.2 million, compared with approximately $7.3 million in the second quarter of the previous fiscal year.  The decrease is the result of the lower-priced FC2 Female Condoms comprising 100% of the current quarter’s sales mix, whereas FC2 represented only 46% of units sold in the second quarter of FY2009.

In the second quarter of FY2010, the Company recorded net income attributable to common stockholders of $1,844,531, or $0.06 per diluted share, compared with net income attributable to common stockholders of $1,951,786, or $0.07 per diluted share, in the second quarter of FY2009. The reduction in earnings per share resulted from a higher gross profit margin being offset by increases in operating expenses.

Although unit sales increased 26%, cost of sales declined 13% to $2,999,124 in the second quarter of FY2010, compared with $3,426,574 in the second quarter of FY2009.  Gross profit increased 7% to $4,180,023 in the most recent quarter, compared with $3,892,935 in the second quarter of FY2009.  Gross profit as a percentage of net revenues expanded to 58%, versus 53% in the prior-year quarter, due to the positive impact of FC2’s lower manufacturing costs and the reclassification of certain expenses to the selling, general and administrative expense category.

Operating expenses for the quarter ended March 31, 2010 totaled $2,289,315, a $646,861 increase from $1,642,454 in the same quarter in FY2009. The major drivers of the increase were as follows:

Impact of higher FHCO closing stock price on stock-based incentive programs quarter end	$121,000

U.K. global manufacturing/technical cost reduction team re-classification to G & A	$102,000

Advertising & promotion - Washington DC/Chicago FC2 launches	$ 60,000

Staff expansion of global FC2 HIV/AIDS programming and training team	$100,000

Operating income for the three months ended March 31, 2010 decreased 16% to $1,890,708, versus $2,250,481 in the year-earlier quarter. The decrease resulted from a higher gross profit being more than offset by increased operating expenditures.

For the six months ended March 31, 2010, the Company’s net revenues of approximately $12.7 million were relatively unchanged from the prior-year period. Although unit sales increased 23%, lower-priced FC2 units comprised 97% of the sales mix in the first half of FY2010, compared with 46% of the mix in the same period last year. For the six months ended March 31, 2010, net income attributable to common stockholders decreased to $1.1 million, or $0.04 per diluted share, compared with $3.6 million, or $0.13 per diluted share, in the corresponding period of the previous fiscal year. The decrease was primarily due to the one-time year-to-date restructuring costs of $1,968,100.

While unit sales rose 23% in the first half of FY2010, cost of sales decreased 17%, due to lower FC2 manufacturing costs.  Gross profit increased 17% to $7.4 million (58% of net revenues) in the first six months of FY2010, compared with $6.3 million (50% of net revenues) in the first half of FY2009.

The transition from FC1 to FC2 involved the cessation of FC1 manufacturing in the U.K. and exiting the leased FC1 manufacturing facility.  This involved significant employee redundancy, lease buyout and related costs. On April 27, 2010, the Company signed a new agreement which terminates the lease that would have expired on November 1, 2010. This transaction completes the FC1 to FC2 transition. The Company established an expense accrual for the estimated costs of these activities. The Company expects that the total cost of this transition, when completed in the third quarter of fiscal 2010, will not exceed the established accrual.

Recognition of a one-time restructuring expense of $1,968,100, related to the transition from FC1 to FC2, resulted in operating income of $1,266,577 in the six months ended March 31, 2010, versus operating income of $2,689,417 in the six months ended March 31, 2009. Exclusive of the restructuring expense, operating income rose 20% to $3,234,677, versus $2,689,417 in the same period last year, reflecting customers’ transition to the more profitable second generation FC2 Female Condom.

The Company recorded a foreign currency transaction loss of $30,760 in the second quarter of FY2010, versus a foreign currency transaction loss of $194,286 in the quarter ended March 31, 2009.  For the six months ended March 31, 2010, the Company recorded a foreign currency transaction loss of $79,449, compared with a foreign currency transaction gain of $999,820 in the corresponding period of the previous fiscal year.

During the first half of FY2010, the Company generated $3.3 million in cash from operations. As of March 31, 2010, unrestricted cash balances of approximately $5.2 million represented 31% of the Company’s total assets of approximately $16.5 million.  The Company had no outstanding debt and $1.5 million in unused credit lines.

On April 12, 2010, the Company’s Board of Directors announced a quarterly cash dividend of $0.05 per share. The Company expects to pay, from its cash on hand, a cash dividend of approximately $1.4 million ($0.05 per share) on May 12, 2010 to stockholders of record as of April 23, 2010.

Any future quarterly dividends and the record date for such dividends must be approved each quarter by the Company’s Board of Directors and announced by the Company. Payment of any future dividends will be at the discretion of the Board of Directors and will be based upon cash flows, alternative demands upon cash resources, and other factors.

“I am pleased to report that the Company has fully completed the FC1-FC2 transition at a cost slightly less than it originally estimated,” stated O.B. Parrish, Chairman and Chief Executive of The Female Health Company.

Given the completion of the transition and the global FC2 availability, the Company has initiated the following: a systematic manufacturing cost reduction program to further increase margins, investments in the FC2 key city launches (to date: Atlanta, New York City, Chicago, Washington DC), as highlighted by the favorable publicity related to the Washington D.C. program and investments designed to expand FC2 education prevention programs and FC2 related training on a global scale.

“We believe these initiatives will increase access to female condoms, increase HIV/AIDS prevention, accelerate sales growth and increase future profitability,” concluded Parrish.

Earnings Guidance

“We maintain our FY2010 guidance that unit sales should increase by 20% to 25%, and operating earnings should increase 35% to 40% over FY2009 results, exclusive of restructuring charges," noted O.B. Parrish, Chief Executive Officer of The Female Health Company. "The transition to our second-generation FC2 Female Condom® and its favorable impact on our profitability is particularly encouraging.  We ended the second quarter with a strong, debt-free balance sheet, approximately $5.2 million of cash in the bank, and a current ratio of 4.3 to 1.0.”

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. EDT today, May 7, 2010.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international participants dial 412-858-4600) and asking to be connected to “The Female Health Company Conference Call”, a few minutes before 11:00 a.m. EDT on May 7, 2010.  A replay of the call will be available one hour after the call through 5:00 p.m. EST on Friday, May 7, 2010 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 440294.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically operating income exclusive of the $1.9 million restructuring charge relating to the U.K. lease. Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, because the restructuring charge related to a non-recurring event, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is primarily distributed by public health organizations and donor groups in about 100 countries around the world. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in Europe, Canada, Australia, South Africa and the Japan and are pending in various other countries.   FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization has cleared FC2 for purchase by U.N. agencies.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com .

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  –
The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the Company’s financial guidance for fiscal 2010, future manufacturing cost reductions and initiatives to increase sales and profitability. These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance;  competition in the Company’s markets and the risk of new competitors and new competitive product introductions;  the Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments;  global donors and other public health organizations in the global public sector;  payment of dividends is in the discretion of the Board of Directors and the Company may not have sufficient cash flows to  continue to pay dividends; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers;  the Company’s production capacity, efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2009.  Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	March 31, 2010	March 31, 2009
Cash	$5,167,088	$1,546,277
Restricted cash	99,463	202,696
Accounts receivable, net	3,851,025	6,062,108
Income tax recoverable	68,106	-
Inventory	1,025,106	1,576,040
Prepaid and other current assets	381,948	333,369
Deferred income taxes	2,181,000	1,600,000
Total current assets	12,773,736	11,320,490

Other non-current assets	102,018	56,664
Net property, plant & equipment	2,595,371	1,744,063
Deferred income tax	1,028,149	-
Total assets	$16,499,274	$13,121,217

Accounts payable	$575,778	$937,422
Accrued expenses	2,142,985	1,128,702
Accrued compensation	879,851	627,783
Restructuring accrual	733,670	-
Preferred dividends payable	-	22,780
Total current liabilities	4,332,284	2,716,687

Obligations under capital leases	20,016	23,102
Deferred gain on sale of facility	-	627,538
Deferred grant income	144,727	151,369
Total liabilities	4,497,027	3,518,696

Total stockholders’ equity	12,002,247	9,602,521
Total liabilities and stockholders' equity	$16,499,274	$13,121,217

The Female Health Company Unaudited Condensed Consolidated Statements of Income
	Three Months Ended March 31,
	2010	2009

Net revenues	$7,179,147	$7,319,509

Cost of sales	2,999,124	3,426,574

Gross profit	4,180,023	3,892,935

Advertising and promotion	89,311	30,377
Selling, general and administrative	2,128,257	1,587,723
Research and development	-	24,354
Restructuring costs, net	71,747	-
Total operating expenses	2,289,315	1,642,454

Operating income	1,890,708	2,250,481
Non-operating loss:
Interest, net and other (income) loss	(5,007)	590
Foreign currency transaction loss	30,760	194,286
Income before income taxes	1,864,955	2,055,605

Income tax expense	20,424	81,039

Net income	1,844,531	1,974,566

Preferred dividends	-	22,780

Net income attributable to common stockholders	$1,844,531	$1,951,786

Net income per basic common share outstanding	$0.07	$0.08

Basic weighted average common shares outstanding	27,211,526	25,489,097

Net income per diluted common share outstanding	$0.06	$0.07

Diluted weighted average common shares outstanding	28,861,955	27,747,588

The Female Health Company Unaudited Condensed Consolidated Statements of Income
	Six Months Ended March 31,
	2010	2009

Net revenues	$12,667,821	$12,664,347

Cost of sales	5,284,938	6,330,218

Gross profit	7,382,883	6,334,129

Advertising and promotion	159,161	101,171
Selling, general and administrative	3,988,664	3,448,767
Research and development	381	94,774
Restructuring costs, net	1,968,100	-
Total operating expenses	6,116,306	3,644,712

Operating income	1,266,577	2,689,417
Non-operating loss (income):
Interest, net and other income	(17,338)	(8,299)
Foreign currency transaction loss (gain)	79,449	(999,820)
Income before income taxes	1,204,466	3,697,536

Income tax expense	58,285	89,579

Net income	1,146,181	3,607,957

Preferred dividends	-	47,355

Net income attributable to common stockholders	$1,146,181	$3,560,602

Net income per basic common share outstanding	$0.04	$0.14

Basic weighted average common shares outstanding	26,751,043	25,656,480

Net income per diluted common share outstanding	$0.04	$0.13

Diluted weighted average common shares outstanding	28,347,734	27,852,443

Reconciliation of Non-GAAP Financial Information

The following is a reconciliation of the Non-GAAP financial measure of operating income exclusive of restructuring charge to the nearest GAAP financial measure of operating income for the six months ended March 31, 2010 and 2009.

	For the Six Months Ended March 31,
	2010	2009
Operating income	$1,266,577	$2,689,417
Non-GAAP adjustments:
Restructuring costs	1,968,100	-
Total Non-GAAP adjustments	1,968,100	-
Non-GAAP adjusted operating income	$3,234,677	$2,689,417